                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-38181
                                                Registration No. 333-28919


PROSPECTUS SUPPLEMENT
(To Prospectus dated October 21, 1997
and Prospectus dated July 1, 1997)

                                2,400,000 Shares

                         Quintiles Transnational Corp.
                                  COMMON STOCK
                            ------------------------
THE SHARES OFFERED HEREBY ARE OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK"), OF QUINTILES TRANSNATIONAL CORP. (THE "COMPANY")
    AND ARE BEING SOLD BY THE SELLING STOCKHOLDERS AS DESCRIBED HEREIN UNDER "SELLING STOCKHOLDERS." NONE OF THE PROCEEDS FROM THE SALE OF THE SHARES WILL BE
   RECEIVED BY THE COMPANY. THE COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "QTRN." ON DECEMBER 3, 1997, THE REPORTED LAST SALE
   PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $39 PER SHARE.
                            ------------------------
           SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING
                       PROSPECTUS DATED OCTOBER 21, 1997
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                             PRICE $36 7/8 A SHARE
                            ------------------------

                                                                    UNDERWRITING          PROCEEDS TO
                                                 PRICE TO           DISCOUNTS AND           SELLING
                                                  PUBLIC           COMMISSIONS(1)       STOCKHOLDERS(2)
                                                 --------          --------------       ---------------
Per Share.................................        $36.875               $.740               $36.135
Total(3)..................................      $88,500,000          $1,776,000           $86,724,000

------------

    (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
    (2) Before deducting expenses payable by the Selling Stockholders, estimated at $70,000. The Company will also pay certain expenses of the offering, estimated at $72,500.
    (3) Certain Selling Stockholders have granted to the Underwriter an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 360,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriter exercises such option in full, the total price to public, underwriting discounts and commissions and proceeds to Selling Stockholders will be $101,775,000, $2,042,400 and $99,732,600, respectively. See "The Underwriter."

                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriter named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriter. It is expected that delivery of the Shares will be made on or about December 9, 1997 at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                            ------------------------

                           MORGAN STANLEY DEAN WITTER
December 4, 1997

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUSES, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUSES DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT WITH THE ACCOMPANYING PROSPECTUSES NOR ANY OFFER OR SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

     Certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock. Specifically, the Underwriter may overallot in connection with the offering, and may bid for, and purchase, shares of the Common Stock in the open market. For a description of these activities, see "The Underwriter."

                           SUPERSEDED INFORMATION IN
                      DOCUMENTS INCORPORATED BY REFERENCE

     On October 17, 1997 the Company filed a report on Form 8-K (the "October 1997 8-K") in connection with certain acquisitions accounted for as poolings of interests. The October 1997 8-K restates certain of the Company's historical consolidated financial data and contains a restated Management's Discussion and Analysis of Financial Condition and Results of Operation. Accordingly, each of
(i) the Company's audited consolidated balance sheets as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K") from the Company's 1996 Annual Report to Shareholders and contained in the Company's Current Report on Form 8-K dated February 7, 1997, (ii) the Company's selected consolidated financial data for the years ended December 31, 1996 through 1992 incorporated by reference in the 1996 10-K from the Company's 1996 Annual Report to Shareholders, (iii) the Company's unaudited balance sheets as of March 31, 1997 and June 30, 1997 and related statements of income and cash flows for the three months ended March 31, 1997 and 1996 and the three and six months ended June 30, 1997 and 1996, set forth in the Company's Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 1997 (the "June 1997 10-Q") and for the quarterly period ended March 31, 1997 (the "March 1997 10-Q") and (iv) the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in the 1996 10-K and contained in the March 1997 10-Q and the June 1997 10-Q have been superseded by the information contained in the October 1997 8-K.

                                  STOCK SPLIT

     On December 1, 1997 the Company effected a two-for-one stock split paid in the form of a stock dividend. The stock split has been reflected in this Prospectus Supplement; however, the stock split is not reflected in the accompanying Prospectuses or the information presented in any of the Company's reports on Form 10-K, Form 10-Q or Form 8-K filed prior to December 1, 1997 and incorporated by reference in the accompanying Prospectuses.

                              SELLING STOCKHOLDERS

     The following table identifies the Selling Stockholders and sets forth the number of shares of Common Stock to be sold by each Selling Stockholder as well as the number of shares beneficially owned before and after the offering. All share ownership numbers reflect the two-for-one stock split effective December 1, 1997.

                                      SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                          PRIOR TO OFFERING           SHARES           AFTER OFFERING
                                      --------------------------      BEING       -------------------------
NAME                                    NUMBER       PERCENT(1)      OFFERED        NUMBER      PERCENT(1)
----                                  -----------    -----------   ------------   ----------    -----------
Barrie S. Haigh.....................    9,249,986(2)       12.5     1,575,632      6,849,986(3)        9.3
Stella D. Haigh.....................    9,249,986(4)       12.5       400,000      6,849,986(5)        9.3
The Barrie Haigh Children's
  Settlement No. 1 (1991)...........      200,000             *       200,000             --            --
The Barrie Haigh Children's
  Settlement No. 2 (1993)...........      224,368             *       224,368             --            --
                                                                    ---------
          Total.....................                                2,400,000

---------------

 *  Less than one percent.
(1) Based on 73,842,744 shares of Common Stock outstanding as of December 2,
    1997.
(2) Includes 924,370 shares held by Mr. Haigh's wife, Stella D. Haigh, 200,000 shares held by the Barrie Haigh Children's Settlement No. 1 (1991) and 224,368 shares held by the Barrie Haigh Children's Settlement No. 2 (1993).
(3) Includes 524,370 shares held by Mr. Haigh's wife, Stella D. Haigh.
(4) Includes 7,901,248 shares held by Mrs. Haigh's husband, Barrie S. Haigh, 200,000 shares held by the Barrie Haigh Children's Settlement No. 1 (1991) and 224,368 shares held by the Barrie Haigh Children's Settlement No. 2
    (1993).
(5) Includes 6,325,616 shares held by Mrs. Haigh's husband, Barrie S. Haigh.

     From November 29, 1996 until July 31, 1997, Mr. Haigh served as Vice Chairman of the Board of Directors and Chief Customer Officer of the Company. Barrie S. Haigh and Stella D. Haigh have also granted the Underwriter an option to purchase up to an additional 300,000 and 60,000 shares, respectively, for the purpose of covering over-allotments, if any.

                                THE UNDERWRITER

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), Morgan Stanley & Co. Incorporated (the "Underwriter") has agreed to purchase, and the Selling Stockholders have agreed to sell to the Underwriter, the Shares.

     The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Shares is subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is obligated to take and pay for all the Shares (other than those covered by the over-allotment option described below) if any are taken.

     The Selling Stockholders have agreed that they will not, without the prior written consent of the Underwriter, directly or indirectly, for a period of 90 days after the date of the Underwriting Agreement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock or any securities of the Company convertible into or exchangeable or exercisable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or
(ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided that such restrictions shall not apply to (i) the sale of the Shares under the Underwriting Agreement or (ii) transactions relating to shares of Common Stock or other securities acquired in open market transactions after completion of the offering of the Shares.

     The Underwriter initially proposes to offer the Shares directly to the public at the public offering price set forth on the cover page hereof and to certain dealers at a price that represents a concession not in excess of $.37 a Share under the public offering price. After the initial offering of the Shares, the offering price and other selling terms may from time to time be varied by the Underwriter.

     In order to facilitate the offering of the Shares, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Shares. Specifically, the Underwriter may overallot in connection with the offering, creating a short position in the Shares for its own account. In addition, to cover overallotments or to stabilize the price of the Shares, the Underwriter may bid for, and purchase, shares of Common Stock in the open market. Finally, the Underwriter may reclaim selling concessions allowed to a dealer for distributing the Shares in the offering, if the Underwriter repurchases previously distributed Shares in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Shares above independent market levels. The Underwriter is not required to engage in these activities and may end any of these activities at any time.

     The Company, the Selling Stockholders and the Underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Davis Polk & Wardwell. Davis Polk & Wardwell will rely on Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. as to matters of North Carolina law.